AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1999

                          REGISTRATION NO. 333-_______

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                       SECURITIES AND EXCHANGE COMMISSION

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                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

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                            -------------------------
================================================================================
                           UNITED VENTURES GROUP, INC.

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                         (Name of issuer in its charter)

         DELAWARE                           3970                  65-0675444
 (State or other jurisdiction   (Primary Standard Industrial  (I.R.S.) Employer
of incorporation or organization)  Classification Code No.)  Identification No.)

                            -------------------------

                                30-00 47TH AVENUE
                           LONG ISLAND CITY, NY 11101
                                 (718) 361-0400
          (Address and telephone number of principal executive offices)

                            -------------------------
                            ISAAC NUSSEN , PRESIDENT
                           UNITED VENTURES GROUP, INC.
                                30-00 47TH AVENUE
                           LONG ISLAND CITY, NY 11101
                                 (718) 361-0400
            (Name, address and telephone number of agent for service)

                            -------------------------
                                   COPIES TO:
                              DAVID SELENGUT, ESQ.
                     ELLENOFF GROSSMAN SCHOLE & CYRULI, LLP
                              370 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                 (212) 370-1300
                              (212) 370-7889 (FAX)

                            -------------------------
Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box. :|X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                            -------------------------
                         CALCULATION OF REGISTRATION FEE

================================================================================================================
  TITLE OF EACH CLASS OF      AMOUNT TO BE REGISTERED     PROPOSED MAXIMUM           AMOUNT OF REGISTRATION FEE
SECURITIES TO BE REGISTERED          (1) (2)        AGGREGATE OFFERING PRICE (3)
================================================================================================================
Common Stock, $.001 par value       4,895,919                3,059,949.37                  $1,055.69
================================================================================================================

----------------
(1) Includes: (i) shares of common stock that have been issued or are reserved for issuance upon the conversion of 8% Convertible Debentures due April 25, 2002 issued and to be issued by United Ventures Group, Inc.; (ii) shares of common stock that have been issued or are reserved for issuance on the exercise of Warrants issued in connection with the issuance of the debentures; and (iii) shares of common stock that have been issued to consultants of United Ventures Group, Inc.

(2) In the event of a stock split, stock dividend or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in an indeterminate amount in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(3) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS

EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION

STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL

THE  REGISTRATION   STATEMENT  SHALL  BECOME  EFFECTIVE  ON  SUCH  DATE  AS  THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION NOVEMBER 2 , 1999
================================================================================
Prospectus,
                , 1999

                           UNITED VENTURES GROUP, INC.


                        4,895,919 SHARES OF COMMON STOCK

================================================================================
--------------------------------------------------------------------------------
This prospectus relates to the sale of up to 4,895,919 shares of common stock of United Ventures Group, Inc. offered by certain holders of United Ventures Group, Inc. securities. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

Our common stock is trading on the Bulletin Board under the symbol "UVGI" . On November 14, 1999, the closing sale price of the common stock on the Bulletin Board was $0.625. See "Certain Market Information."

The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                     PAGE
PROSPECTUS SUMMARY                                                    5

THE COMPANY

RISK FACTORS                                                          10

USE OF PROCEEDS                                                       15

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

CERTAIN MARKET INFORMATION

CAPITALIZATION                                                        16
SELECTED FINANCIAL AND OTHER DATA                                     18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                             19

BUSINESS                                                              25

MANAGEMENT                                                            34

CERTAIN TRANSACTIONS                                                  36

PRINCIPAL STOCKHOLDERS                                                37

DESCRIPTION OF CAPITAL STOCK                                          40

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                            F-1-F-16

PROSPECTUS SUMMARY

================================================================================

         THE FOLLOWING SECTION HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS", THE FINANCIAL STATEMENTS AND ALL NOTES TO THE FINANCIAL STATEMENTS. UNLESS THE CONTEXT OTHERWISE SUGGESTS, "WE," "US," "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO "UNITED VENTURES" REFER TO UNITED VENTURES GROUP, INC. AND ITS ONE ACTIVE SUBSIDIARY, JARNOW CORP.

================================================================================

                                   THE COMPANY


     We were incorporated in May 1996 under the name Travelnet International, Corp. In 1998 we discontinued as a tour organizer and changed our name to United Ventures Group, Inc. In November 1998, we acquired all of the outstanding shares of common Stock of Shilaat Corp. in exchange for the issuance of 3,750,000 share of our common stock.. Shilaat Corp. has no operations but owns all of the outstanding share of common stock. of Jarnow Corp., our only active subsidiary.

     We are a manufacturer, designer and distributor of a wide assortment of 14 karat gold earrings, charms, bracelets and rings in the United States some of which are accented with colored gem stones. We offer our customers a large selection of jewelry styles, consistent product quality and prompt delivery of product orders. Our customers include mass merchandisers such as JC Penny and Sears, discount stores , home shopping networks such as QVC , warehouse clubs such as Jan Bell and jewelry wholesalers and distributors. In fiscal 1997 and 1998, we made sales to approximately 100 customers, with sales to our five largest customers accounting for approximately 60% and 53% of net sales, respectively. We currently offer over 1000 styles of gold charms, earrings, bracelets and rings, with the majority of our products retailing between $50 and $300. Our products are intended to appeal to consumers who are value conscious as well as fashion conscious.

     We maintain an in-house design staff to create new designs for our products and to work closely with our Company's senior officers and marketing personnel to develop new products meeting the needs of our customers. We update our product catalogue each year by adding new designs and eliminating less popular styles.

     Substantially all of our jewelry is manufactured by us in our plant in New York City. We have facilities in our plant for gold casting, gold stamping and tool manufacturing and therefore we have the ability to design an item and to progress from design to finished product in under four weeks. This enables us to rapidly produce customer samples embodying new fashion trends.

     We market and sell our jewelry primarily through our in-house sales force from our showroom in our New York City facility, through direct presentations at customer's locations and through the use of catalogues and trade show exhibitions.

                                  THE OFFERING

Common stock offered by
Selling Shareholders ................... 4,895,919 shares

Common stock to be outstanding
After the offering...................... 11,650,929 SHARES(1)

Use of proceeds......................... We will not receive any of the proceeds from the sale of the shares by the
                                         selling shareholders.

NASDAQ symbol........................... UVGI




--------------------------------------------------------------------------------
          (1) Represents shares of common stock outstanding at September 30, 1999 excluding: 600,000 shares of common stock reserved for future issuance under our stock option plan; none of which are currently issued or exercisable.

--------------------------------------------------------------------------------

                                        RISK FACTORS


     BEFORE YOU INVEST IN OUR STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.


ECONOMIC CYCLES AND RETAIL INDUSTRY CONDITIONS AFFECT US

     Our business is subject to economic cycles and retail industry conditions. Purchases of discretionary fashion accessories such as jewelry, tend to decline when there is a decline in consumer confidence or employment levels, or when disposable income is low and consumers are hesitant to use available credit. Although we believe that our lower-priced jewelry may sell better than higher-priced jewelry in a recessionary period, any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending habits could in turn harm our operating results.

     We sell our merchandise primarily to mass market retailers and independent jewelry shops across the United States, and we extend credit based on an evaluation of each of the customers ability to pay, usually without requiring collateral. While in the past few years various retailers, including some of our customers, have experienced financial difficulties, thereby increasing the risk of extending credit to such retailers, our losses due to bad debts have been limited. In the future, however, financial difficulties of a customer could cause us to curtail sales to such customer. Our inability to collect on amounts owed to us by our customers could have a material adverse affect on our business.

WE MUST ANTICIPATE CONSUMER PREFERENCES

     Our success depends upon our ability to anticipate and respond to changing consumer preferences in a timely manner. Although we attempt to stay abreast of emerging fashion preferences affecting the jewelry industry, any failure by us to identify and respond to changing consumer tastes could hurt our sales. If we misjudge the market for our products, we may be faced with unsold inventory.

OUR INDUSTRY IS HIGHLY COMPETITIVE

     The jewelry industry is highly competitive. We compete with a large number of established jewelry manufacturers and importers that have significantly greater experience than us in designing, developing, marketing and distributing such products, and who have significantly greater financial, distribution, advertising and marketing resources than we do. Increased competitive pressures from current and future competitors could have a material adverse affect on our business.

WE ARE DEPENDENT ON SEVERAL LARGE CUSTOMERS

     We are dependent on several large customers and the loss or a reduction of purchases by any of these customers could hurt our operating results. In 1997 or 1998, our five largest customers represented approximately 60% and53% of sales, respectively. In 1997 and 1998, our largest customer, J.C. Penny Company, Inc., accounted for approximately 27% and 21% of our sales, respectively. In 1998, Design by FMC accounted for sales of approximately 13.2%. No other customer accounted for more than 10% of our sales in 1998. The loss of, or decreased orders from, our largest customers could have a material adverse affect on our business.

WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM

     We believe we have replaced all of our systems that were not Year 2000 compliant. If any of our systems, however, are not compliant or if our customers or shippers fail to achieve Year 2000 compliance, we may experience the following adverse consequences: Our customers may be unable to place orders with us due either to our system failures or those of our customers. We may be unable to deliver our products on a timely basis. Our Year 2000 compliance efforts are described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Compliance."

OUR EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF OUR STOCK AND HAVE A MAJORITY OF VOTING RIGHTS

     Messrs. George Weisz and Isaac Nussen own, directly or indirectly, an aggregate of 2,250,000 shares of our common stock, representing approximately 33% of our currently outstanding shares. In addition, Messrs. Weisz and Nussen own 200,000 shares of Preferred Stock which provide that they shall maintain the right to 54% of the votes at any meeting of shareholders. As a result, these shareholders will be in a position to significantly control all matters requiring shareholder approval and our management and affairs. Matters that typically require shareholder approval include:


election of directors;
merger or consolidation;
sale of substantially all our assets; and amendment of by-laws.
This consolidation of ownership may delay, deter or prevent acts that would result in change of control, which in turn could reduce the market price of our common stock.

DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

     Certain provisions of the Delaware General Corporation Law, may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     We will have outstanding 6,755,010 shares of common stock. Sales of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock. All the shares to be sold with this prospectors will be freely tradable. 5,236,599 shares of common stock may be sold only if registered under the Securities Act of 1933 or subject to volume and other limitations under Rule 144 applicable to affiliates. The sale or distribution of such shares in the public market or to its stockholders, or the perception that such sale or divestment of stock could occur, could negatively affect the prevailing market price for our stock.

     In addition, outstanding convertible debentures are exercisable by its holders to purchase shares of common stock at lower of (i) $2.32per share or
(ii) 70% of the lowest bid price for the 30 day period preceding the conversion. There are also outstanding warrants exercisable to purchase 1,114,285 shares of common stock at $3.25 per share and 300,000 shares of common stock at $.70 per share. These shares are being included in this registration and upon exercise or conversion of the debentures and the warrants from time to time, will allow such holders the right to publicly sell the shares without any restrictions.

YOU SHOULD NOT RELY UNDULY ON FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

         In some cases, you can identify forward-looking statements by words like "anticipate," "believe," "expect," "plan," "future," "intend," "may," "will," "should," or "would," or the negative of such term or other comparable terminology. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

WE HAVE A SHORT OPERATING HISTORY

         We have been engaged in the jewelry business only since July 1993. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in the light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business.

THE PRICE OF GOLD FLUCTUATES

         Approximately 90% of our products consist of gold which we obtain principally from commodity dealers at world prices on a cash basis. As of September 30, 1999, our gold inventory, including gold bullion, work in progress and finished goods was valued at approximately $11,000,000. Changes in the market price of gold can require that we to reduce the carrying value of the gold owned by us and recognize a charge against earnings, which could be substantial, in the period in which the change in market value occurs. We do not engage in hedging transactions to protect against this potential risk. We expect, however, to be able to pass along to our customers a majority of any such increases in the cost of gold.

         Furthermore, our cash flow is adversely affected by our need to pay for the purchase of the gold in cash at the time of the purchase but we generally provide our customers with the ability to pay for purchases on a 60-90 day basis. This situation is further aggravated as we increase sales, since we have to finance the increased sales.

WE DEPEND ON CERTAIN KEY PERSONNEL

     Our business is dependent upon the participation of Isaac Nussen, President, and George Weisz, Chief Executive Office. Messrs. Nussen and Weisz have not entered into employment contracts with us. They each devote 100% of their time to our business. The loss of services of either Mr. Nussen or Mr. Weisz could adversely affect our business. We have not obtained key man life insurance on either the life of Mr. Nussen or Mr. Weisz.

POSSIBLE LOSS DUE TO THEFT

         Although we have instituted numerous security measures to protect against theft and we believe we carry adequate insurance to protect us against theft, there is no assurance that any of our precautionary measures or insurance will fully protect us against loss.

DIVIDENDS ARE UNLIKELY

         We have not previously paid any dividends on our capital stock and currently intend to retain all earnings to finance the development and expansion of our business. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, if any, our capital requirements and financial condition and other relevant factors.

GROWTH BY ACQUISITION

         Our growth has been achieved, in part, by means of acquisitions in 1993 and 1994 of Ultimar Creation, Inc., American Charm Division of Goldline Co. and Joe Eisenberger & Co., Inc. We from time to time evaluate and enter into negotiations with respect to potential acquisitions and we intend to make additional acquisitions in the future. There can be no assurance that we will be able to locate suitable acquisition opportunities, that we will be able to obtain the necessary financing for any future acquisitions, that we will be able to effectively and profitably integrate any operations that are acquired in the future into our business or that any future acquisitions will not have a material adverse effect on operating results or on the market price of our common stock, particularly during the periods immediately following such acquisition.

THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL CONTINUE:

         Currently, our shares of common stock are traded on the NASD's Electronic Bulletin Board. We intend to apply to list our Common Stock on the NASDAQ SmallCap Market if we can qualify. Our common stock currently does not qualify since it does not meet the listing criteria of a minimum bid price of $5.00 per share. In the event that we could qualify for listing on the NASDAQ SmallCap Market, we would still be subject to the standards for maintenance of such listing. For continued listing, a company, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. As of September 30, 1999, we had approximately $14,457,727 in net tangible assets and approximately $948,750 market value of securities in the public float and a bid price of $0.625 per share. If we are unable to satisfy Nasdaq SmallCap Market's maintenance criteria in the future assuming that we were listed, our securities would be delisted from Nasdaq SmallCap Market. In such event, trading, if any, in our securities would thereafter be conducted in the over the counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board."

         Since we are currently on the NASD's Electronic Bulleting Board, purchasers of our shares would likely find it difficult to dispose of, or to obtain quotations as to, the price of our securities. If our common stock is not quoted on Nasdaq SmallCap Market, as is currently the situation, or we do not have $2,000,000 in stockholders' equity, trading in the common stock would be covered by Rule-15g 9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq SmallCap Market and non-exchange listed securities. Under that rule, broker dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on the Nasdaq SmallCap Market, and an equity security issued by an issuer that has:
(1) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

(2) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

(3) average revenue of at least $6,000,000 for the preceding three years.

         Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. If our securities were to become subject to the regulations applicable to penny stocks, the market liquidity for our securities would be severely affected, limiting the ability of broker dealers to sell the securities and the ability of purchasers of the securities offered hereby to sell their securities in the secondary market. There is no assurance that trading in our securities will not be subject to these or other regulations that would adversely affect the market for our securities.

REGISTRATION RIGHTS HELD BY THE HOLDERS OF THE PRIVATE PLACEMENT WARRANTS.

         The holders of the Private Placement Warrants have the right to demand on one occasion, that we file a registration statement with the SEC registering the Private Placement Warrants and the Common Stock issuable upon exercise thereof for sale under the Securities Act. Such demand registration rights may be exercised at any time during the five year period commencing six months from the date of the Prospectus, and must be exercised by the holders of a majority of the Private Placement Warrants. If such rights are exercised, we must prepare and file a registration statement on an appropriate form to register for public sale the Private Placement Warrants and the Common Stock issuable upon the exercise thereof, and keep such registration statement effective for a period of nine months. We must bear all costs of such registration, except for filing fees, underwriter's discounts and commissions, stock transfer taxes and the fees and expenses of such holders' counsel. The above-described registration rights pertaining to the Private Placement Warrants could result in substantial future expense to us and could adversely affect our ability to complete future equity or debt financings. Furthermore, the registration and sale of our securities held by or issuable to the holders of such registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. The offering is made to fulfill our contractual obligations to the selling stockholders to register the common stock held by or which are issuable to the selling stockholders.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

The shares covered by this prospectus include:

(1) Up to 3,098,938 shares of common stock that have been issued or are issuable upon the conversion of 8% Convertible Debentures due April 26, 2002 issued by United Ventures; this amount includes interest on the Debentures for six months and a market price of $0.625, the closing bid price on November 14, 1999.

(2) 1,414,285 shares of common stock that are issuable on the exercise of Common Stock Purchase Warrants issued in connection with the debentures;

(3) 300,000 shares of common stock that are issuable on the exercise of Common Stock Purchase Warrants issued to our consultants; and

(4) 100,000 shares issued to our consultant.

Debentures  and  Debenture  Warrants.  On April  26,  1999,  we  entered  into a
Securities Purchase Agreement for the sale of the debentures and debenture warrants. Pursuant to the agreement, the purchasers agreed under certain terms and conditions to purchase up to $1,300,000 of United Venture's debentures and United Ventures agreed to issue to the purchasers warrants to purchase up to 1,414,285 shares of common stock.

         The debentures are convertible into a number of shares of United Venture's common stock based on the lower of $2.32 or 70% of the market price of the common stock at the time of conversion. The market price for purposes of conversion of the debentures is the lowest closing bid price of the common stock during the thirty days ending on the trading day immediately preceding the date that the debentures are converted. The actual number of shares of common stock issued or issuable upon conversion of the debentures is subject to adjustment, depending upon the future market price of the common stock and other factors.

         The agreement also requires that we file with the Commission this registration statement to register the common stock issuable upon conversion of the debentures and upon exercise of the debenture warrants to allow the purchasers to resell such common stock to the public.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of October 31, 1999 by each of the selling stockholders assuming the conversion of the debentures of $1,300,000 principal amount and a conversion rate of $0.4375 per share (in order to provide a cushion for any fluctuations in the market price of the common stock, we have agreed with certain of the selling stockholders to include in this prospectus the number of shares of common stock which could be issuable upon conversion of the debentures at an assumed conversion price of $0.4375per share plus the number of shares issuable upon exercise of the debenture warrants) as provided in the debenture and, the exercise of the debenture warrants to purchase 1,114,285 shares of common stock at $3.25 per share and 300,000 shares of common stock at $.70 per share. In addition, we issued 100,000 shares of common stock and warrants to purchase 300,000 shares of common stock to certain of our consultant for services provided to us. We agreed to register these shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law.

         The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after the offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.

------------------------------------- -------------------------------- ----------------- ------------------------------
                                      Common Stock Beneficially                          Common Stock to be
                                      Owned on                                           Beneficially  Owned if All
                                      October 31, 1999 (1)                               Shares Offered Hereunder Are
                                                                                         Sold
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
                                                                       Shares That
                 Name                      Shares                         May be            Shares        Percent
                                                            Percent(2)    Offered
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Austost Anstalt Schaan                        832,000     11.0%               832,000                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Amro International S.A.                     1,617,142     19.3%             1,617,142                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Belmore Funds S.A.                          1,732,000     20.4%             1,732,000                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Neser Inc.                                    195,920      2.4%               195,920                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Guarantee & Finance                           118,857      1.7%               118,857                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------
  Stuart Taylor Financial (3)                   400,000      5.6%               400,000                0             0
------------------------------------- ------------------ ------------- ----------------- ---------------- -------------

* Less than one percent (1%)


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of October 31, 1999 through the conversion of debentures, the exercise of any debenture warrant or other warrants or other right held by them. Pursuant to the terms of the Securities Purchase Agreement for the sale of the debentures and debenture warrants, except under certain circumstances, no holder of the debentures may convert its debentures into common stock, if such conversion would result in the holder beneficially owning more than 9.99% of the outstanding common stock. All shares which may be issued on conversion of the debentures are included in the table notwithstanding such limitation. Accordingly, the number of shares indicated above as beneficially owned by certain selling stockholders exceeds the actual number of shares such selling stockholder may be entitled to on conversion. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(2) The percentage interest of each selling stockholder is based on the number of shares of common stock beneficially owned by such stockholder divided by the sum of the outstanding shares of common stock (as of October 31, 1999), plus the shares, if any, which would be issued to such stockholder upon conversion of debentures held or exercise of any warrants. On October 31, 1999, United Ventures had 6,755,010 shares outstanding.

To: shares outstanding.

(3) Includes 300,000 shares that may be offered upon exercise of warrants.

                              PLAN OF DISTRIBUTION

         Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the NASD Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the NASD Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commission or discounts under the Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledges, donees, transferees or other successors in interest, may be required to make in respect thereof.

                           CERTAIN MARKET INFORMATION

     United Ventures Common Stock is listed for trading on the NASD Bulletin Board under the symbol "UVGI". The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarters of 1997, 1998 and 1999 on the Bulletin Board. These quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

                                      Fiscal Year Ended            Fiscal Year Ended          Fiscal Year Ended
                                      December 31, 1997            -------------------------  ---------------------
                                      High Bid   Low Bid           December 31, 1998          December 31, 1999
                                                                   High Bid   Low Bid         High Bid   Low Bid
-------------------------------------------------------------------------------------------------------------------
COMMON STOCK ( UVGI )

First Quarter                                                             1.50       1.187          8.50       1.50
Second Quarter                                                            1.25         .25          4.50       1.875
Third Quarter                                   4.00          .75        .3125         .25          2.50       0.625
Fourth Quarter                                  1.50        1.125         8.03         .25

-------------------------------------------------------------------------------------------------------------------

The closing bid price of the commonn stock on November 14, 1999 was $ 0.625

     Holders of common stock are entitled to dividends, when, as, and if declared by the Board of Directors out of funds legally available therefore. The holders of the Common Stock may not receive dividends until the holders of the Preferred Stock, if issued, receive all accrued but unpaid dividends. We have not paid any cash dividends on our common stock and, we intend to retain earnings, if any, for the immediate future to finance the development and expansion of our business. In addition, the terms of convertible debentures prohibit us from paying dividends without the lender's consent.


CAPITALIZATION

 The following table presents our debt and capitalization at September 30, 1999

Due to Stockholders                                                                    3,626,056
Total Liabilities                                                                      8,313,098

Common Stock, $0.001 par value - 35,000,000 shares authorized, 6,755,010
issued and outstanding                                                                     6,755

Preferred Stock, $0.001 par value - 5,000,000 shares
authorized, 200,000 Series A Preferred Stock issued and outstanding                          200
Additional paid in capital                                                             8,681,114
Deferred compensation expense                                                        (1,886,871)
Accumulated deficit                                                                    (656,569)

TOTAL STOCKHOLDERS' EQUITY                                                            $6,144,629

TOTAL CAPITALIZATION                                                                  $9,770,685

SELECTED FINANCIAL AND OTHER DATA

         The following table sets forth selected historical financial and other data of United Ventures. The historical financial data as of and for the nine months ended September 30, 1999 and 1998 have been derived from unaudited financial statements, which are contained later in this prospectus. The historical financial data as of December 31, 1998 and 1999, have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the accompanying notes, which are contained later in this prospectus.


                                                                                       Nine Months Ended
                                            YEARS ENDED DECEMBER 31                      SEPTEMBER 30,
                                                                                          (unaudited)
                                             1998                1997                1999                 1998
STATEMENT OF OPERATIONS DATA

REVENUES                                        10,564,598      14,818,772               3,650,994         7,122,191
GROSS PROFIT                                     3,399,533       3,983,432               1,377,848         2,492,767
Income (Loss) Before Extraordinary
ITEMS                                          (3,316,056)         462,353               (483,669)       (2,739,031)
NET INCOME (LOSS)                              (3,374,669)         182,729                  39,447       (2,797,644)
INCOME (LOSS) PER SHARE                             (2.17)            0.26                    0.02            (1.80)

                                       December 31, 1998                      September 30, 1999
                                                                                 (unaudited)

BALANCE SHEET DATA

Working Capital                                  4,345,680                               5,767,104
Total Assets                                    14,165,541                              14,457,727
Total Liabilities                                9,092,559                               8,313,098

Retained Earnings (deficit)                      (696,016)                               (656,569)
Stockholders' Equity                             5,072,982                               6,144,629

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

GENERAL

We design, market and distribute 14 karat jewelry. Our products are sold in approximately 100 customers including J.C. Penny stores, and Sears and on QVC.

         Prior to July 1998, United Ventures operated as a tour organizer under the name Travelnet. In 1998 all its assets relating to this business was sold and operations were discontinued. In November 1998, we purchased all the issued and outstanding shares of Jarnow Corp. which is currently our only active subsidiary. In 1993 and 1994, Jarnow acquired all the assets of three Jewelry Manufactures. Therefore the results of operations reflect the historical operations of Jarnow only.

         Our products include over 1000 styles of gold earrings, charms, bracelets and rings with the majority of such products retailing between $50 and $300.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

Net sales decreased $ 3,471,197 or 48.7 % for the nine months ended September 30, 1999 from net sales of $ 7,122,191 for the nine months ended September 30, 1998 due to reduced availability of funds received from the financing company in early 1999. With reduced funding we declined substantial customer orders which we were not able to meet. We were able to obtain new financing in September 1999, which, however, was not timely enough to fill all our orders for 1999.

Cost of sales as a percentage of net sales decreased to 61% for the nine months ended September 30, 1999 from 65% for the same period in 1998.

Selling, general and administrative expenses was $ 1,238,401 and $1,836,441 for the nine months ended September 1999 and 1998, respectively. We succeeded in reducing costs, specifically in payroll and sales related expenses in line with the reduction of sales.

During the nine months ended September 30, 1999 we had an extraordinary income of $523,116 from early extinguishments of debt, which was from the termination of our loan payable to finance company, more fully explained in other parts herein.

Interest expense for the nine months ended September 1999 of $683,116 was $77,869 or 10% lower than interest expenses for 1998 due to reduced borrowing from lenders.

We had a net income of $39,447 in the nine months ended September 30, 1999 and a loss of $ 2,797,644 in the nine months ended September 30, The loss for 1998 was caused primarily due to bad debts, as explained below.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Net sales decreased $ 4,254,174 or 28.7 % to $ 10,564,598 for the year ended December 31, 1998 from net sales of $ 14,818,772 for the year ended December 31, 1997 due to a reduction of sales to two major retailers that changed from store level buying to central buying, as well as our declining to take orders from customers showing high risks of bad debts.

Cost of sales was $ 7,165,065 for fiscal 1998 and $ 10,835,340 for fiscal 1997. As a percentage of net sales it decreased from 73.1% to 67.8% due to management's efforts to improve production efficiency and improved utilization of outsourced resources.

Selling, general and administrative expenses was $ 2,466,953 for fiscal 1998 and $ 2,595,772 for fiscal 1997 . We succeeded in reducing costs, specifically in payroll and sales related expenses in line with the reduction of sales

We incurred bad debts expense in 1998 of approximately $3,190,000 caused by customers that have either ceased operations or incurred financial difficulties causing payments to be made over long time periods, at times exceeding one year from sale. Some outstanding balances were collected only in part and several customers have taken large unauthorized deductions which we are disputing and anticipate collecting a portion in the future.

Interest expense was $ 1,056,587 for fiscal 1998 and $ 794,968 for fiscal 1997. The increase was due to higher borrowing levels as well as to substantially higher rates charged by our financing company as compared with our previous lender which was a bank.

Due to above bad debt expense we had a net loss of $ 3,374,669 in fiscal 1998 and we had net income of $ 182,729 in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

We satisfied our working capital requirements through sale of jewelry, sales of our equity and convertible debentures, periodic interest free loans from shareholders and proceeds from a factoring arrangement. Our factoring agreement, starting September 30, 1999, provides for funding by the factor of 65% of all eligible sales. Upon collections of invoices the factor is repaid the 65% advanced to us plus any interest or other applicable charges and we retain the balance of funds received. Interest on borrowings is paid monthly. Initial funding received at September 30, 1999 from the factor was $500,000, additional advances were made subsequently based on sales. Outstanding balance as of October 31, 1999 due to factor was approximately $985,000.

Prior to the factoring agreement we were financed by a finance company in an agreement that provided for advances by the finance company based on sales and inventory levels, as defined. Borrowings on this agreement ranged from $6.5 million at inception in 1998 to a high of $8.0 million in January 1999 to $5.5 million at time of termination on September 30, 1999. In September 1999, we entered into an arrangement with the finance company to settle the obligation by
(i) the issuance of a $2,000,000 note payable to the finance company with an annual interest rate of 10% due September 2000 and is guaranteed by our principal shareholders, Isaac Nussen and George Weisz (ii) the payment of $500,000 from advances by the factor, (iii) the transfer of the remaining balance open at September 30, 1999 of approximately $3.5 million to the Isaac
Nussen and George Weisz, who assumed our liability and (iv) the issuance of warrants exercisable at $0.01 to purchase 675,501 of our shares. The amount assumed by Isaac Nussen and George Weisz is now a debt owed to them.

Borrowings under the factoring facilities tend to be highest in the fourth quarter since that quarter is traditionally the busiest quarter in terms of build up for the Christmas sales season. During that quarter we require additional funds for labor and purchase of material. The added sales allow us to obtain additional funds form the factor. Our obligations under the factoring agreement are secured by a security interest on all of our assets and guaranteed by Isaac Nussen and George Weisz. In 1998, Isaac Nussen and George Weisz subordinated our obligations to them to the loans made by the finance company. At September 30, 1999 total due to Isaac Nussen and George Weisz was $3,626,056 which was subordinated to the factor.

PROCEEDS FROM FUNDING

From November 1998 through March 1999 the Company received $1,000,000 from sale of 1,470,000 shares of common stock. From February 1999 through August 1999
$750,000 was received as loans, for which we issued 330,000 shares of common stock, 200,000 of such loans are due on demand and the remainder are due on various dates. In April 1999 we sold 8% Convertible Debentures in the principal amount of $1,300,000 and issued warrants to purchase 1,414,285 shares. The debentures are convertible at the option of the holder into shares of common stock. Proceeds from the loans, debentures and sale of stock were used for working capital.

Our future financing needs are expected to be met with the use of the existing factoring arrangement. We are currently negotiating with other institutions to obtain a new line of credit that will provide funding at lower interest rates.

Future funds received through the sale of equity are expected to be used for repayment of note due to financing company, working capital purposes, product development and expansion through acquisitions of other entities in the industry. We do not have any current agreement for any equity financing. If sufficient additional funding is not received we will have to forgo expansions and possibly reduce expenses through reductions in work force, product development expenses and related sales expenses. If the necessary we may have to decline customer orders.

GOLD CONSIGNMENTS

We do not currently rely on a gold consignment program for our gold bullion production requirements. Many jewelry manufacturing companies rely on such a program to finance their inventories and to hedge against fluctuations in gold values. Briefly described, a jewelry manufacturer tallies his raw gold value in inventory and sells it to the lender, receiving full value thereof. This has a positive and immediate impact on the jeweler's cash flow. Concurrently with the sale of gold, the jeweler takes back physical possession of the sold gold, on a consignment basis at low interest rates (generally 4.0%-6.0%). The jeweler then uses the lender's gold for manufacturing requirements and replenishes on a cash basis as the gold is used. The jeweler effectively is financing his gold requirements "off balance sheet" as he is holding gold that is lender-owned. We believe that current costs of borrowing funds is effectively low enough as to not warrant using this method of financing. We also believe that this method of financing carries certain risks and costs which we feel do not make it worthwhile at current interest rates. Included in these risks is the absolute necessity of tracking exact details of all gold shipments and immediately replacing it. Failure to do so would put such company at risk of having to buy gold at high prices in order to replace gold at low prices and not replenished on time.

CONVERTIBLE DEBENTURE

         In April 1999, we issued $1,300,000 of 8% Convertible Debenture due April 25, 2002. The holders of the debentures also received warrants to purchaser 1,114,285 shares of common stock at an exercise price of $3.25 and in October 1999, a warrant to purchase 300,000 shares at $.70 per share. The Debentures plus accrued interest are convertible at any time into shares of common stock at the lower of (i) $2.32 per share or (ii) 70% of the lowest bid price for 30 days prior to the date of conversion. The shares of common stock issued or to be issuable upon conversion of the Debentures or upon exercise of the warrants are being registered as part of this prospectus. The proceeds of the sale of Debentures were used for working capital.

INFLATION AND SEASONALITY

         Our operating expenses are affected by inflation, resulting in an increased cost of labor and the cost of material. Because the cost of sales depends on the price of raw materials bought in markets located throughout the world, we are affected by the increase or decrease of the cost of gold on an international basis. gold prices are affected by political factors, by changing perception of the value of gold relative to currencies and by inflationary pressures. However, recently there has been relatively low inflation and therefore in the past two years inflation has not had a material effect on our financial condition and results of operations over the past two years. We believe however that we will be able to pass along to our clients a majority of such increases in the cost of gold thereby reducing a portion of the effects or us.

         We are impacted by the seasonal demands of our customers. A significant portion of the sales in the fine jewelry industry is concentrated in the forth quarter in anticipation of the holiday season. Accordingly, our operating results and working capital requirements fluctuate considerably during the year.

YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer programs being written to use two digits to define year dates. Computer programs running date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations. We currently use our information technology for processing orders and tracking inventory.

         We believe that our systems are Year 2000 compliant. In addition, we have substantially completed the internal testing of our information technology systems and will continue to monitor such systems through the summer of 1999. We also specifically addressed internally our non-information technology-related systems and believe that there will be no significant operational problems relating to the Year 2000 issue. We have not obtained, and do not intend to obtain, an independent verification and validation of our Year 2000 compliance.

         Other than system replacements due to planned upgrades, we have not replaced any of our information technology or non-information technology systems as a result of the Year 2000 issue. We depend heavily on our relationships with customers and shippers. We are communicating with our customers and shippers to determine the extent to which these third parties are moving toward Year 2000 compliance. To date, we have not been made aware of any Year 2000 compliance problems.

         We believe we have substantially completed our Year 2000 project. We did not incur significant incremental costs specifically in connection with seeking to achieve Year 2000 compliance, and all upgrades and system replacements made in connection with our Year 2000 project were part of previously planned software and hardware upgrades. Furthermore, in order to achieve Year 2000 compliance, we need and expect to continue to need only existing employees. Notwithstanding our progress to date, there are several ways in which our systems could still be affected by the Year 2000 problem. First, the software code we use in our information systems may not in fact be Year 2000 compliant in all instances. Second, we may be unable to fully test and monitor the upgrades, making it difficult for us to identify and remedy any problems that might exist. Third, our customers and shippers may be unable to achieve timely Year 2000 compliance.

         The most likely worst-case scenario resulting from our inability, or the inability of our customers or shipper, to become Year 2000 compliant, includes the following adverse effects:

         SUPPLY PROBLEMS. We would be unable to receive products due to Year 2000-related failures on the part of our suppliers, causing us to be unable to fulfill the orders of many of our customers for our products.

         ORDER DIFFICULTIES. Our customers would be unable to place their orders with us because of our own system failures or those of our customers, resulting in delayed or potentially lost orders for our products.

         DELIVERY DELAYS. We would be unable to deliver ordered products to our customers on a timely basis due to our system failure or that of one of our product shippers, leading to delays in the arrival of our products and possibly dissatisfied customers.

     We have not developed, and do not intend to develop, contingency plans relating to the Year 2000 problem unless we become aware of a Year 2000 compliance problem in our own system or those of our customers or shippers.

     Our assessment of our Year 2000 compliance is based on numerous assumptions about future events, including third-party modification plans and other factors. However, there can be no guarantee that this assessment is correct and actual results could differ materially from those anticipated. Specific factors which might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.


                                    BUSINESS

COMPANY

     United Ventures Group, Inc., through our wholly owned subsidiary, Jarnow Corp. is a manufacturer, designer and distributor of karat gold jewelry in the United States. We offer our customers a large selection of jewelry styles, consistent product quality and prompt delivery of product orders. Our customers include mass merchandisers, discount stores, home shopping networks, catalog showrooms, warehouse clubs and jewelry wholesalers and distributors. In fiscal 1997 and 1998, sales were made to approximately 100 customers, with sales to our five largest customers accounting for approximately 60% and 53% of net sales, respectively. Our principal product line is a wide assortment of 14 karat gold earrings, charms, bracelets and rings. We offer over 1000 styles of gold charms, earrings, bracelets and rings, with the majority of such products retailing between $50 and $300. Some of the gold jewelry is accented with colored gemstones. Our products are intended to appeal to consumers who are value conscious as well as fashion conscious.

         We plan to focus our efforts to increasing our customer base through expansion into department stores. We also seek to expand our product line and customer base through selective acquisitions of other concerns which distribute complementary jewelry products, although we have not identified any particular acquisition as of the date of this Registration Statement. If we identify such an acquisition we intend to finance it using, internally generated funds, borrowing under credit facilities or , if necessary, issuance of our securities.

     Jarnow Corp., our only active subsidiary, was incorporated in New York State in July 1993.

     We acquired all of the issued and outstanding shares of Shilaat Corp., a New York Corporation, which owns all of the shares of Jarnow Corp. on November 26, 1998 in exchange for 3,750,000 shares of our common stock. Shilaat Corp. is not an operating entity and its sole asset is the shares of Jarnow Corp. Between November 1993 and April 1994, Jarnow acquired the assets of Ultimar Creations, Inc., a manufacturer of fashion earrings and rings, for a consideration of approximately $1,575,000, The asset of the American Charm division of Goldline Co., a manufacturer of charms ,for a consideration of approximately $394,000, and the assets of Joe Eisenberger & Co., Inc., a manufacturer of staple earrings and rings for a consideration of approximately $2,948,000. Each of these companies had separate manufacturing facilities, used different manufacturing techniques, marketed their products through different channels, had different customer bases, different personnel and different bookkeeping systems. Within eight months, Jarnow was able to combine all three companies into one facility, restructure the personnel, establish common manufacturing processes and bookkeeping methods and substantially retain the customer bases of each of the acquired companies. We believe that our growth was attributed to our ability to furnish our customers with high quality, innovatively styled jewelry, at reasonable cost, combined with a high level of customer service.

SOURCES OF SUPPLY

         The principal raw materials purchased by us are gold and semi-precious stones. Approximately 90% of our purchases are gold and 10% precious and semi-precious stones. We purchase both our gold requirements and our precious and semi-precious stones from Linea Nuova, Max Kahn Inc. and Kahan Jewelry and other local and offshore suppliers in both small and large quantities including Max Kahan Inc. and Kahan Jewelry in New York and Linea Nuova from Lima Peru. Gold acquired for manufacture is at least .9995 fine and is then combined with other metals to produce 14 karat and 10 karat gold. The term "karat" refers to the gold content of alloyed gold, measured from a maximum of 24 karats (100% fine gold). Varying quantities of metals such as silver, copper, nickel and zinc are combined with fine gold to produce 14 karat gold of different colors. These alloys are in abundant supply and are readily available.

         Precious and semi-precious stones are available from many suppliers in the United States. The world's supply of diamonds comes primarily from De Beers Consolidated Mines, Limited ("De Beers"), a South African company. The continued availability of diamonds to the jewelry industry is dependent, to some degree, on a continual supply from De Beers. While several other countries are major suppliers of diamonds, in the event of an interruption of supply from South Africa, the Jewelry industry, as a whole, could be adversely affected, which could impact the supply of diamonds to us.

         We have no continuing contracts with any of our suppliers and our relationship with them may be terminated by either party at any time. We are not dependent upon any particular supplier for its raw materials. We have not encountered and do not envisage in the future, any difficulty in obtaining sufficient raw materials for our needs.

         We generally lessen the risk of market fluctuations in the price of gold by either using the price we pay for the gold to determine the prices we charge to our customers for finished products incorporating the gold or by maintaining appropriate forward contracts for the purchase of gold which protects us against fluctuations in the price of gold between the order date and the date of sale.

         We do not presently engage in hedging activities with respect to possible fluctuations in the prices of precious, semi-precious gemstones or metals. We believe the risk of not engaging in such activities is minimal, since historically we have been able to adjust prices as material fluctuations have occurred. We believe that a downward trend in the prices of stones or metals would have little, if any, impact on the valuation of our inventories. Manufacturing

         We maintain an in-house design staff to create new designs for our products and to work closely with our senior officers and marketing personnel to develop new products meeting our customer's needs. Our marketing and merchandising staff also work in partnership with major customers to develop products that are sold by those customers. Our policy is to obtain proprietary protection for our products and designs whenever possible. We update our product catalogue each year by adding new designs and eliminating less popular styles.

         At our facility in New York City, manufacturing processes combine modern technology with hand craftsmanship to produce fashionable and affordable jewelry products. Gold jewelry is principally produced using the "lost wax" method of investment casting. This manufacturing operation originates with a hand designed original which is then taken through a reverse molding procedure to create a rubber mold. The rubber mold is infused with wax and a series of such wax pieces are then surrounded in plaster of Paris. The plaster of Paris is placed in a furnace where the wax is eliminated by subjecting the plaster to high temperatures. Molten gold is then infused into the areas from which the wax has been eliminated and a rough gold piece is removed after cooling. The piece produced through this investment casting method must be ground and polished and in some cases, set with stones. We also produce tools for many of our products that are capable of stamping out gold items. This process enables us to produce many of our gold items more cheaply than using the lost wax method.

         One of the other production methods used is stamping. We create tools and dies for a large variety of products and then stamps out the products. Stamping dies are custom produced by computer-aided tool cutting machines or are hand crafted. The rough, stamped pieces are then trimmed and rounded. Precious, semi-precious, or synthetic stones may be set in the individual pieces.

         Substantially all of our jewelry is manufactured by us in our plant in New York City. We have facilities in our plant for gold casting, gold stamping and tool manufacturing and has the ability to design an item and to progress from design to finished product in under four weeks. Our products are designed by our in-house staff, which enables us to rapidly produce customer samples embodying new fashion trends.

MARKETING AND SALES

         We market and sell our jewelry primarily through our in-house sales force. Sales are made by our sales personnel primarily at our showroom in our New York City facility and at direct presentations at customer's locations. Products are promoted through the use of catalogues and trade show exhibitions.

         We have an in-house sales force and do not employ outside regional sales offices, and does not supply outside salespersons with samples. This sales structure enables management to control our selling operation more effectively as well as to deal directly with our customers and be readily accessible to them. We supplement these sales efforts through attendance at major industry trade shows. We assist our customers in allocating their purchasing budgets among the different items offered by us and monitor retail sales in order to assess customer response to our products. We advertise in industry trade journals and participate with customers in cooperative advertising programs. There are also ads appearing in the promotional advertising pieces of our customers which are paid for by our customers. In November 1999 we set up our Web site, AmericanCharm.Com. We expect to have this site fully operational for the holiday season. Purchases on the site may be made using a credit card.

         Our marketing efforts are directed towards large retailers, such as mass merchandisers and discount stores, catalog showrooms, national and regional jewelry chains, home shopping networks, warehouse clubs, department stores and large regional wholesalers. Our marketing efforts emphasize maintaining and building upon our relationship with existing customers. We believe that providing exceptional customer service is a key element of its marketing program. We maintain an adequate inventory of finished goods which, coupled with our manufacturing capabilities, enables us to rapidly fill customer orders. Our marketing efforts emphasize our ability to fill orders in a prompt and reliable fashion. In addition to prompt and reliable order fulfillment, we offer a wide variety of customer support services designed to meet the individual needs of our customers. For many of our retail customers, we prepackages, price-tags and bar codes individual pieces of jewelry, and then ships an assortment of many prepackaged items to individual retail locations. We also are able to provide to our customers computer generated reports analyzing the customers' sales and information regarding market trends. In order to fill customer orders more quickly and efficiently, we have implemented an electronic Data Interchange ("EDI") program with certain retail customers. EDI was developed to provide for a secure paperless exchange of information between suppliers and major retailers. Under EDI program, we electronically receive purchase orders from participating customers and electronically transmit to the customer order acknowledgments, invoices and advance shipping notices. Certain large retailers require their vendors to utilize EDI programs. During each of fiscal years 1997and 1998, approximately 60% and 53% of our net sales, were made pursuant to orders received through the EDI program.

         Our net sales during the fiscal year ended December 31, 1997 and 1998 to our five largest customers aggregated approximately 60% and 53% of total net sales during those periods, and sales to one customer, J.C. Penney, accounted for approximately 27% and 17% of net sales during the fiscal years ended December 31, 1997 and 1998, respectively. Design by FMC accounted for approximately 13% of sales in 1998. No other customers represented sales in excess of 10% in 1997 or 1998. We would be adversely effected if we lose any of our largest customers.

         We have no contracts with any of our customers other than the orders for made-to-order products and our relationships with them may be terminated by either party at any time.

COMPETITION

         The jewelry business is highly competitive in the United States. We encounter competition primarily from manufacturers with national and international distribution capabilities and, to a lesser extent, from small regional suppliers of jewelry. We believe that we are well positioned in the industry and have a reputation for responsive customer service, high quality and well designed jewelry with broad consumer appeal. The principal competitive factors in the industry are price, quality, design and customer service. Our specialized customer service programs are important competitive factors in sales to nontraditional jewelry retailers, including television shopping networks and discount merchandisers. We believe that our infrastructure enables us to offer these programs, combined with low cost manufacturing capabilities, provides us with competitive strengths that distinguish it from most of its current competitors.

SECURITY AND INSURANCE

         Our facilities are protected by alarm systems connected to two "central stations", one of which is located in the same building as our facility providing ability to answer emergency calls on an immediate basis. Visitors to the building pass three security check points provided by the building as well as our security. An underground secured parking garage provides added convenience and security.

         We employ armed security guards, who are on the premises during all operating hours. All employees handling gold are scanned for metal upon each exit from premises. In addition to security cameras all employees are provided with magnetically coded badges for restricted access to all sensitive areas.

         Numerous gold controls are in place for full accountability of all gold movements in the plant, with specific guidelines of responsibility for all employees and managers in the production, quality control, vault and shipping departments.

         We have not experienced any material losses from theft and casualty to date. Nevertheless we maintain primary all-risk insurance, as well as fidelity insurance, to cover such losses in transit or otherwise if there were a loss. We believe that we maintain insurance coverage which is adequate for our business and in conformity with industry practices

Employees

         At September 30, 1999 we employed 40 full time employees. Of such employees, two were employed in management, three in sales and design, 31 in refining, machining, finishing, polishing, assaying, and fabricating, and 4 in administration.

         We are not a party to any collective bargaining agreement. We consider our relations with our employees to be satisfactory and have not experienced any interruption of operation due to labor disagreements with its employees.

Tradenames and Trademarks

         We hold United States trademarks for some of its various brand names including American Charm(R) and Jarnow(R) but believe that our trademarks are not material to its business.

         We also use various unregistered tradenames, trademarks and service marks. With the introduction of new products, we anticipate continuing to adopt additional unregistered names and marks.

EDI ORDERS

         As part of its programs to provide customers with just-in-time inventory management and year-round availability of products, we maintain year-round in-stock inventory of many of our products at our New York City facility. We historically have not experienced excess inventory buildup nor have we been forced to sell substantial amounts of inventory below cost. We believe that we have been able to control excessive inventory buildup because a substantial portion of our net sales have been attributable to products pre-ordered by customers prior to manufacture, and because items kept in our in-stock inventory tend to be stable products, which are not particularly susceptible to rapid changes in fashion trends. As our customers make greater use of EDI just-in-time inventory management systems, we may be required to increase our in-stock inventory.

ENVIRONMENTAL REGULATION

         Our manufacturing operations are required to comply with regulations relating to the disposal of waste water and hazardous wastes and operation of air exhaust systems. We are required to send samples of our wastewater to a laboratory certified by the state of New York for analysis on a semi-annual basis. In the past, this analysis has come back reporting acceptable levels of metals in waste waters. The only hazardous waste generated by us results from using cyanide in the bombing operation. The Cyanide waste is shipped to a precious reclaimer and therefore we are exempt from such a regulations. We are required to obtain a permit from the New York City Department of Environmental Protection Bureau of Air Resources to operate any exhaust fans. The cost to comply with all these regulations are generally less than $2,5000 per year.

     However, there can be no assurance that we will not incur material costs or liabilities with the environmental laws and regulations in the future. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. Legal Proceedings

     There are no legal proceedings to which we are a party or to which our properties are subject, other than routine litigation incident to our business which is covered by insurance or which would not have a material adverse effect on our operations. Seasonality

         Retail sales of jewelry are generally weighted to the fourth quarter. For manufacturers sales patterns reflect a business that tends to fall one-third in the first half of the year with the remaining two-thirds in the second half of the year. While our sales are subject to seasonal fluctuations, this fluctuation is mitigated to a degree by the early placement of orders by many of our customers, particularly for the Christmas holiday season. Facilities

     We lease facilities at 30-00 47th Avenue, Long Island City, N.Y. from an unaffiliated person which it uses as its executive and sales offices and for manufacturing. It occupies 20,000 sq. feet at a rent starting at $104,500 per annum over a five and a half year lease terminating December 31, 1999, plus a proportional share of real estate tax and operating expense increases and utilities. Approximately 50% of the facility is used for manufacturing, 25% is used for distribution and shipping, and 25% is used for sales and administration functions. We believe that our facilities are adequate for its present level of operations and sufficient to accommodate any increase until December 31, 1999. We believe that we will be able to renew the lease after December 31, 1999. If it will be necessary for us to relocate, we believe there are similar spaces available in the same neighborhood at comparable rent. Any relocation expenses would cost less than $50,000.

MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY OUR DIRECTORS AND EXECUTIVE OFFICERS ARE:

   Name               Age          Position

Isaac Nussen          50     President, CEO and Director
George Weisz          60     Chief Operating Officer, Vice President , Secretary
                             and Director
Eric J. Rothschild    68     Director
Martin Weisz          32     Treasurer and Chief Financial Officer
Israel Braun          54     Director


     Isaac Nussen has served as President, CEO and Director since November 1998. Since 1993 he also served in the same positions for Jarnow Corporation. He is responsible for our marketing and sales. Prior to 1993 he served as an executive officer of Michael Anthony Jewelers, Inc. and other jewelry manufacturing companies for over 25 years.

     George Weisz (a.k.a. Ghidale Weisz) has served as Chief Operating Officer, Vice President and Secretary since November 1998. Since 1993 he also served in the same positions for Jarnow Corporation. He is responsible for day to day operations including development and manufacturing. Prior thereto he served as an executive officer of Michael Anthony Jewelers, Inc. and other jewelry manufacturing companies for over 25 years.

     Eric J. Rothschild has served as a director since November 1998. For the past five years, and prior thereto, he has been a self-employed physician and a member of Orangeburg Orthopedic Associates.

     Martin Weisz has served as Treasurer and Chief financial officer since January 1999. During the past five years Mr. Weisz was vice president of Jarnow Inc., in charge of several major customer accounts. He is a signatory to all the Company's bank accounts and was involved in bank relations since he started with the Company.

     Israel Braun has served as a Director since November 1998. Since 1990 he has been the President of American Computer Forms, Inc., a distributor of stationary and computer paper.

     Mr. George Weisz and Mr. Isaac Nussen are brothers in law. Martin Weisz is George Weisz's son. Directors are elected to serve until the next annual meeting of shareholders or until their respective successors are elected and qualified. We do not pay direct remuneration for services to any of its directors. All officers serve at the discretion of the Board of Directors subject to the terms of their employment agreements. By agreement, in connection with the sale of Jarnow to us, the parties agreed that Mr. Weisz and Mr. Nussen shall have a right to nominate themselves and an additional two persons to be members of the Board of Directors. Odyssey Acquisition Corp.,( "Odyssey") shall have a right to nominate one member of the Board of Directors.

EXECUTIVE COMPENSATION

The Summary Compensation Table below sets forth compensation paid by us for the three fiscal years ended December 31, 1998 for services in all capacities for its CEO and President. No other principal executive officer received a total annual salary and bonus which exceeded $100,000.

SUMMARY COMPENSATION TABLE

-------------------------------- ------------------- -------------------- ------------------- -----------------
                                                                                Other
  Name and Principal Position           Year               Annual               Annual             Awards
                                                        Compensation         Compensation         Options
-------------------------------- ------------------- -------------------- ------------------- -----------------
         Isaac Nussen,                  1998              $ 23,000               none               none
           President
-------------------------------- ------------------- -------------------- ------------------- -----------------
                                        1997              $117,000               none               none
-------------------------------- ------------------- -------------------- ------------------- -----------------
                                        1996              $ 66,000               none               none
-------------------------------- ------------------- -------------------- ------------------- -----------------
         George Weisz,                  1998              $ 23,000               none               none
   Chief Operations Officer
-------------------------------- ------------------- -------------------- ------------------- -----------------
                                        1997              $117,000               none               none
-------------------------------- ------------------- -------------------- ------------------- -----------------
                                        1996              $ 66,000               none               none
-------------------------------- ------------------- -------------------- ------------------- -----------------

Salaries for Isaac Nussen and George Weisz were $250,000 per year, however they did not receive the entire salary allowed and have waived all amounts not received.

Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements

Mr. Weisz and Mr. Nussen are entitled to receive an annual salary of $250,000 each. In addition, both are entitled to receive a bonus of 2.5% of net profit (before taxes) in excess of $500,000 in each fiscal year commencing with the fiscal year ending December 31, 1999, cost of living increase, a life insurance policy in the face amount of $1,000,000 payable to them. In addition, on a change of control, in the event either or both Mr. Weisz or Mr. Nussen, terminates their employment with us, they will each be entitled to receive a lump sum payment equal to 290% of his average annual compensation for the five years preceding the date of termination.

STOCK OPTION PLAN

         In November 1998, we adopted a Stock Option Plan. An aggregate of 600, 000 shares of common stock are authorized for issuance under the plan. The plan provides that incentive and non-qualified options may be granted to officers and other key employees and consultants for the purpose of providing an incentive to such persons to work for us. The plan may be administered by either the board of directors or a committee of three directors appointed by the board. The board or committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, and the date or dates upon which each option may be exercised, and the exercise price per share.

         Options may be granted under the plan until November 2008. Options granted under the plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment with us, except that under certain circumstances an optionee may exercise an option within the three-month period after termination of employment. An optionee may not transfer any options granted to such optionee except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of our common stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of such underlying stock on the date of the grant and the exercise term of such options may not exceed five years. The aggregate fair market value of common stock (determined at the date of grant) for which any employee may exercise incentive option in the first calendar year may not exceed $100,000.

         The board of directors may from time to time amend or may terminate the plan without action by our shareholders, but no such amendment may increase the number of shares of common stock that may be issued under the plan without the consent of the shareholders or impair the rights of holders of outstanding options without the consent of such holders. To date no stock options are outstanding under the plan.

         We have no pension or profit sharing plan or other contingent forms of remuneration, other than as provided for in employment agreements with George Weisz and Isaac Nussen.

                              CERTAIN TRANSACTIONS

         On November 26, 1998, we issued 2,250,000 shares of Common Stock to George Weisz and Isaac Nussen (1,125,000 to each) in exchange for all of their issued and outstanding shares of Shilaat Corp., the parent company of Jarnow Corp. In addition, in November 1998, we issued 1,500,000 shares of Common Stock to Odyssey Acquisition Corp. in exchange for its shares of Shilaat Corp. Mr. Nussen and Mr. Weisz, each received 100,000 shares Series A Preferred Stock, for nominal consideration, allowing them the right to 54% of total votes. These preferred Stock do not have the right to receive dividends, distributions or conversion rights.

         At September 1999, we owed George Weisz and Isaac Nussen $3,626,056 in connection with certain interest free loans made to us. The loans made to us by Mr. Weisz and Mr. Nussen are due on demand. These loans have been subordinated to senior debt of the factor.

         George Weisz and Isaac Nussen have personally guaranteed, without compensation, our indebtedness to our factor. In accordance with the terms of guarantee, in the event that we do not make the payments to factor, Mr. Weisz and Mr. Nussen will be required to make such payments. On September 30, 1999 Mr. Nussen and Mr. Weisz have also personally assumed approximately $3,477,000 of an obligation formerly due to the finance company as part of an agreement to terminate that loan. In addition, they have guaranteed the $2,000,000 note to the finance company issued by us.

PRINCIPAL STOCKHOLDERS

     The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of September 30, 1999, for each person or group that we know owns more than 5%of the common stock;
              each of our directors;
              our chief executive officer;
              the officer whose compensation exceeded $100,000 in 1998; and all of our directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have the sole voting and investment power with respect to the number of shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at our principal offices.

     The following list does not include any of the shares that may be issued upon conversion of the 8% Convertible Debentures or the exercise of the Warrants issued to the Debenture holders and being registered in this prospectus.

                                                                   SHARES        PERCENT OF SHARES
                                                                                 BENEFICIALLY
NAME AND ADDRESS                                                   OWNED         OWNED

GEORGE WEISZ(1)                                                1,125,000              16.6%
30-00 47TH AVENUE
LONG ISLAND CITY, NEW YORK 11101

ISAAC NUSSEN(1)                                                1,125,000              16.6%
30-00 47TH AVENUE
LONG ISLAND CITY, NEW YORK 11101

ODYSSEY ACQUISITION CORP(1)                                    1,500,000              22.2%
30-00 47TH AVENUELONG ISLAND CITY, NEW YORK 11101

ERIC J. ROTHSCHILD                                                   -0-                -0-
30-00 47 AVENUE
LONG ISLAND CITY, NEW YORK 11101

ISRAEL BRAUN                                                   -120,000-             - 1.8%
30-00 47 AVENUE
LONG ISLAND CITY, NEW YORK 11101

ALL OFFICERS AND DIRECTORS AS A                                2,370,000              35.1%
GROUP (6 PERSONS)

(1) Odyssey Acquisition Corp. granted Mr. Weisz and Mr. Nussen the unconditional right to vote 750,000 of such shares. In addition, we issued preferred shares to Mr. Weisz and Mr. Nussen which provide that they will be able to vote no less than 54% of all of our voting stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (i) 35,000 shares of common stock, par value $.001 per share and (iii) 5,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). 6,755,010 shares OF COMMON STOCK AND 200,000 SHARES OF SERIES A PREFERRED STOCK ARE CURRENTLY OUTSTANDING.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Each share of common stock has the right to one vote for each nominee to the board of directors. The holders of common stock are entitled to receive dividends equally, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends, subject to the payment of any preferential dividends with respect to any preferred stock that from time to time may be outstanding. In the event of the liquidation, dissolution or winding up of United Ventures, the holders of common stock are entitled to share equally in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding preferred stock. The holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable, and all of the shares of common stock, when issuable upon conversion of the debentures and exercise of the warrant, will be fully paid and nonassessable.

     The vote of the holders of a majority of the issued and outstanding common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. However, Mr. Nussen and Mr. Weisz, the holders of the Class A Preferred Stock, have the right to cast a minimum of 54% of the votes on any matter requiring shareholder approval

PREFERRED STOCK

         The board of directors, without further action by the stockholders, is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to fix and determine as to any series any and all of the privileges, relative rights and preferences of shares in that series, including relative rights with respect to redemption, conversion, voting, dividends and preferences on liquidation. Other than the 200,000 Series A Preferred Stock described below, we have no present intention to issue any preferred stock, but may determine to do so in the future.

SERIES A PREFERRED STOCK

     There is outstanding 200,000 shares of Series A Preferred Stock owned by Mr. Nussen and Mr. Weisz. The Preferred shares are not entitled to receive cash dividends and will not receive a distribution in the event we are liquidated or dissolved. These preferred shares allow Mr. Weisz and Mr. Nussen to an aggregate of 54% of the total votes of all our outstanding shares. These preferred shares are not convertible into other shares and may not be transferred except to family members or to the estate of Mr. Weisz and Mr. Nussen .

     Under the Delaware General Corporation Law ("DGCL"), stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of a company entitled to vote. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. If stockholders action is taken by written consent, we will be required to send each stockholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

CERTAIN ANTI-TAKEOVER MATTERS

  We are a Delaware corporation and we are subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding vote stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman Schole & Cyruli, LLP, New York, NY

                                     EXPERTS

         The Consolidated Financial Statements of United Ventures Group, Inc. at December 31, 1998 and for the two years then ended included in this Prospectus, have been audited by Feldman Sherb Horowitz & Co. , P.C., New York, NY, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

 .

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 13.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         THE ESTIMATED EXPENSES AS PART OF THIS OFFERING ARE AS FOLLOWS:

         SEC FILING FEE.......................................                      $    1,055.69
         NASDAQ NATIONAL MARKET LISTING FEE...................                      $
         NASD FILING FEE......................................                      $
         PRINTING AND ENGRAVING*..............................                      $
         TRANSFER AGENT FEES*.................................                      $
         LEGAL FEES AND EXPENSES*.............................                      $   45,000.00
         ACCOUNTING FEES AND EXPENSES*........................                      $   30,000.00
         MISCELLANEOUS EXPENSES*..............................                      $   10,000.00
         .....................................................TOTAL                 $   91,055.69
         *....................................................INDICATES EXPENSES THAT HAVE BEEN ESTIMATED FOR THE PURPOSE OF FILING.
         ITEM 14..............................................INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Indemnification is provided for in Article 10 of our bylaws and these provisions are incorporated herein by reference.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her as part of the action, suit or proceeding, if the party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful as determined under the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

         Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered) the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Item   15.   ............................................Recent   Sales  of
     Unregistered  Securities.

     No securities that were not registered under the Securities Act have been issued or sold by the

Registrant within the past three years except as follows:

In November 1998, we issued 3,750,000 shares of Common Stock to three persons in exchange for all of the shares of Shilaat Corp. owned by them. This transaction was exempt under the Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering. The transaction was made without an underwriter and the certificates evidencing the shares bear a restrictive legend.

From November 13 to December 11, 1998, we issued 595,066 shares to four persons for a consideration of $650,000. The transaction was exempt under Regulation D, Rule 504, as an Exemption for a Limited Offering not exceeding $1,000,000.

From January 6, to March 5, 1999 we issued 875,000 shares to seven persons for consideration of $350,000. The transaction was exempt under Regulation D, Rule 504, as an Exemption for a Limited Offering not exceeding $1,000,000.

From February 4, 1999 to August 25, 1999 five persons lent us $750,000 in short term loans. These persons received 330,000 shares as an inducement to make the loans. These transactions were exempt under the Securities Act pursuant to
Section 4(2) thereof, as transactions not involving a public offering. The transactions were made without an underwriter and the certificates evidencing the shares bear a restrictive legend.

In February 1999 Taylor Stuart Financial received 100,000 restricted shares and warrants to purchase 100,000 shares at $2.50 per share, 100,000 shares at $4.00 per share and 100,000 shares at $5.50 per share, in consideration for providing financial consulting services to us. This transaction was exempt under the Securities Act, pursuant to Section 4(2) thereof as not involving a public offering. The Securities contain a restrictive legend.

In April 1999 we sold to five persons 8% Convertible Debentures in the Principal amount of $1,300,000 and issued warrants to purchase 1,114,285 shares at $3.25 per share and 300,000 shares at $.70 per share. This transaction was exempt under Securities Act pursuant to Section 4(2) thereof as a transaction not involving a public offering. The transaction was made without an underwriter and the certificates evidencing the securities contain a restrictive legend.

On September 30, 1999, our finance company received a warrant to purchase 675,501 shares of common stock as part of a settlement of outstanding indebtedness. This transaction was exempt under the Securities Act, pursuant to
Section 4(a), thereof, as not involving a public offering. The warrant contains a restrictive legend.

We issued 200,000 shares of Series A Preferred Stock to two persons in March 1999 for nominal consideration. This transaction was exempt under the Securities Act, pursuant to Section 4(2) thereof as not involving a public offering. The Securities contain a restrictive legend.

The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements. The Registrant will place stop transfer instructions with its transfer agent with respect to all such securities.

         Item 16.  Exhibits and Financial Statement Schedules.

(a)  The  following  documents  are  filed  as  exhibits  to  this  Registration
Statement:

EXHIBIT             DESCRIPTION.

3.1                 CERTIFICATE OF INCORPORATION OF THE REGISTRANT. *
3.2                 Amendment to certificate of incorporation
3.3                 Bylaws of the Registrant.
4.1                 Form of Registrant's Common Stock Certificate. *
5.1                 Opinion of Ellenoff Grossman Schole & Cyruli LLP with respect to legality of the Common Stock being issued.*
10.1                Stock Option Plan.
10.2                Securities Purchase Agreement relating to the Debentures. *
10.3                Form of 8% Convertible Debentures. *
10.4                Form of Warrant between the Registrant and the Debenture Holder. *
10.5                Registration Right Agreement. *
23.1                Consent of Feldman, Sherb, Horowitz & Co. P.C.
23.3                Consent of Ellenoff Grossman  Schole  & Cyruli  LLP (included in its opinion to be filed as Exhibit 5.1).*
24.1                Powers of Attorney of Directors and Executive Officers (included on the Signature Page of this Registration
                    Statement).
27                  Financial Data Schedule.

         ---------------------------------
         *        To be filed by amendment.

+ Certain provisions of this exhibit have been omitted and are subject to a request for confidential treatment filed with the Securities and Exchange Commissions.

         (b) The following financial statement schedules have been filed with this Registration Statement:

          Item 17.                  Undertakings.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned Registrant hereby undertakes that:

                  (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 434(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, STATE OF NEW YORK, ON THIS 26TH day of November 1999.

                                                    United Ventures Group, Inc.
                                           BY:      /S/ISAAC NUSSEN
                                                    ISAAC NUSSEN, PRESIDENT

         POWER OF ATTORNEY

         The undersigned directors and officers of United Ventures Group, Inc. hereby constitute and appoint George Weisz and Isaac Nussen and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and on our behalf in the capacities indicated below any and all amendments (including Rule 462(b) amendments, post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully in all intents and purposes as he might or could do in person, and hereby ratify and confirm that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                        TITLE                        DATE
/S/ ISAAC NUSSEN     PRESIDENT AND CHIEF EXECUTIVE OFFICER   NOVEMBER 26TH, 1999
    ISAAC NUSSEN

/S/ GEORGE WEISZ        VICE PRESIDENT, CHIEF OPERATING      NOVEMBER 26TH, 1999
    GEORGE WEISZ              OFFICER AND DIRECTOR

/S/ MARTIN WEISZ      TREASURER AND CHIEF FINANCIAL OFFICER  NOVEMBER 26TH, 1999
    MARTIN WEISZ          (PRINCIPAL ACCOUNTING OFFICER)

/S/ ERIC J. ROTHSCHILD               DIRECTOR                NOVEMBER 26TH, 1999
    ERIC J. ROTHSCHILD

/S/ ISRAEL BRAUN                     DIRECTOR                NOVEMBER 26TH, 1999
    ISRAEL BRAUN

         ____________, 1999



                           UNITED VENTURES GROUP INC.



                        4,895,919 SHARES OF COMMON STOCK

                                   PROSPECTUS



WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN
IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF UNITED VENTURES GROUP, INC. HAVE NOT CHANGED SINCE THE DATE HEREOF.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE
                                                                      NUMBER

Independent Auditors' Report .......................................... F-2

Consolidated Financial Statements :

    Balance Sheet ..................................................... F-3

    Statements of Operations .......................................... F-4

    Statements of Stockholders' Equity ................................ F-5

    Statements of Cash Flows .......................................... F-6

    Notes to Financial Statements ..................................... F7 - F12

Unaudited  Consolidated  Financial  Statements  for the  Nine  Months  Ended
     September 30, 1999 :

    Balance Sheet ..................................................... F-13

    Statements of Operations .......................................... F-14

    Statements of Stockholders' Equity ................................ F-15

    Statements of Cash Flows .......................................... F-16

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
United Ventures Group, Inc.
Long Island City, New York

       We have audited the accompanying consolidated balance sheets of United Ventures Group, Inc. and Subsidiaries as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Ventures Group, Inc. and Subsidiaries as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

       As discussed in Note 3 to the financial statements, United Ventures Group, Inc. and subsidiaries have reserved $3,243,000 of accounts receivable as allowance for doubtful accounts, since they were deemed uncollectible. If any collection is received subsequent to December 31, 1998, they will be recorded as income.

                                          /S/ FELDMAN SHERB HOROWITZ & CO., P.C.
                                              Feldman Sherb Horowitz & Co., P.C.

Certified Public Accountants
New York, New York

September 24, 1999

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1998

                                     ASSETS


CURRENT ASSETS:
Cash ....................................................................   $     13,028
Accounts receivable-net of allowance for doubtful
  accounts of $ 3,243,000 ...............................................      2,131,649
Inventories .............................................................     11,290,949
Prepaid expenses ........................................................          2,613
                                                                            ------------
   TOTAL CURRENT ASSETS .................................................     13,438,239
                                                                            ------------
PROPERTY AND EQUIPMENT, net .............................................        592,628

OTHER ASSETS :
Goodwill, net ...........................................................        117,050
Other ...................................................................         17,624
                                                                            ------------
   TOTAL OTHER ASSETS ...................................................        134,674
                                                                            ------------
                                                                            $ 14,165,541
                                                                            ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES:
Overdraft ...............................................................   $    146,065
Accounts payable and accrued expenses ...................................        851,288
Line of credit - bank ...................................................      7,417,354
Due to stockholder - subordinated .......................................        677,852
                                                                            ------------
   TOTAL LIABILITIES ....................................................      9,092,559
                                                                            ------------
STOCKHOLDERS' EQUITY :
Common Stock, $.001 par value  - 35,000,000 shares authorized,
  4,400,010 shares issued and outstanding ...............................          4,400
Additional paid in capital ..............................................      6,014,598
Subscription receivable .................................................       (250,000)
Retained earnings (deficit) .............................................       (696,016)
                                                                            ------------
  TOTAL STOCKHOLDERS' EQUITY ............................................      5,072,982
                                                                            ------------
                                                                            $ 14,165,541
                                                                            ============



                 See notes to consolidated financial statements

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Year ended December 31,
                                                    1998           1997
                                                -----------     -----------
Net sales ..................................   $ 10,564,598    $ 14,818,772
Cost of goods sold .........................      7,165,065      10,835,340
                                                -----------     -----------
Gross profit ...............................      3,399,533       3,983,432

Selling, general and administrative expenses      2,466,953       2,595,772

Bad debts ..................................      3,192,050          50,539
                                                -----------     -----------
Income (loss) from operations ..............     (2,259,470)      1,337,121

Interest expense ...........................      1,056,586         794,968
                                                -----------     -----------
Income (loss) before income taxes and
extraordinary items ........................     (3,316,056)        542,153

Provision for income taxes .................           --            79,800
                                                -----------     -----------
Income (loss) before extraordinary items ...     (3,316,056)        462,353

Extraordinary items - Loss on early
extinguishment of debt, net of taxes .......         58,613         279,624
                                                -----------     -----------
Net income (loss) ..........................   $ (3,374,669)   $    182,729
                                                ===========      ==========
Basic and diluted earnings (loss) per share    $      (2.17)   $       0.26
                                                ===========      ==========
Weighted average common shares outstanding .      1,555,488         702,350
                                                ===========      ==========


                 See notes to consolidated financial statements

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            Common Stock
                                                           ($.001par value)      Additional
                                                       ------------------------   Paid-In    Subscription Accumulated  Stockholders'
                                                          Shares       Amount     Capital     Receivable    deficit       Equity
                                                       ------------------------  ----------  ------------ ------------  ----------
Balance, December 31, 1996 ..........................     677,350  $       677  $ 1,499,323  $      --    $   (35,078) $ 1,464,922

     Issuance of common stock .......................      25,000           25    5,899,975         --           --      5,900,000

     Net income .....................................        --           --           --           --        182,729      182,729
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1997 ..........................     702,350          702    7,399,298         --        147,651    7,547,651

     Issuance of common stock pursuant to acquisition   3,750,000        3,750       (3,750)        --           --           --

     Cancellation of common stock ...................    (699,218)        (699)         699         --           --           --

     Sale of common stock ...........................     646,878          647      649,353     (250,000)        --        400,000

     Forgiveness of notes payable by stockholders ...        --           --        500,000         --           --        500,000

     Net loss .......................................        --           --           --           --     (3,374,669)  (3,374,669)

     Termination of S Corporation status ............        --           --     (2,531,002)        --      2,531,002           (0)
                                                       -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1998 ..........................   4,400,010  $     4,400  $ 6,014,598  $  (250,000) $  (696,016) $ 5,072,982
                                                       ===========  ===========  ===========  ===========  ===========  ===========

                 See notes to consolidated financial statements

                                       F-5

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year ended December 31,
                                                                           1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES :
     Net income (loss) ..............................................   $(3,374,669)   $   182,729
                                                                        -----------    -----------
     Adjustment to reconcile net income to net cash
     provided by (used in) operating activities:
         Depreciation ...............................................       447,648        448,047
         Amortization ...............................................       325,451        423,128
         Bad debts ..................................................     3,192,050         50,539
         Write-off of deferred financing and offering costs .........       159,672        175,446
     Change in assets and liabilities;
         (Increase) decrease in accounts receivable .................      (444,508)       405,354
         Increase in inventories ....................................      (368,156)    (4,626,708)
         Decrease (increase) in prepaid expenses ....................        97,247        (66,336)
         Increase in deposits .......................................          --             (171)
         Increase (decrease) in accounts payable and accrued expenses       209,199       (392,431)
         Decrease in deposits from customers ........................          --         (100,000)
                                                                        -----------    -----------
             Total adjustments ......................................     3,618,603     (3,683,132)
                                                                        -----------    -----------
Net cash provided by (used in) operating activities .................       243,934     (3,500,403)
                                                                        -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES :
         Acquisition of property and equipment ......................       (90,229)      (155,431)
                                                                        -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Loan proceeds - bank .......................................          --        9,138,941
         Repayment of notes payable - line of credit ................      (756,312)    (6,146,048)
         Repayment of notes payable - term loan .....................      (320,831)          --
         Proceeds from notes payable - related party ................          --          500,000
         Increase in deferred financing costs .......................          --          (79,625)
         Proceeds from issuance of stock ............................       400,000           --
         Borrowings from stockholders ...............................       383,731        242,704
                                                                        -----------    -----------
Net cash (used in) provided by financing activities .................      (293,412)     3,655,972
                                                                        -----------    -----------
Net increase in cash ................................................      (139,707)           138

Cash - beginning of year ............................................         6,670          6,532
                                                                        -----------    -----------
Cash - end of year ..................................................   $  (133,037)   $     6,670
                                                                        ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION :
         Interest paid ..............................................   $ 1,055,328    $   786,856
                                                                        ===========    ===========
         Taxes paid .................................................   $    14,248    $    24,659
                                                                        ===========    ===========
NON-CASH FINANICING AND INVESTING ACTIVITIES:
         Forgiveness of notes payable by related party ..............   $   500,000    $      --
                                                                        ===========    ===========


                 see notes to consolidated financial statements

                 UNITED VENTURES GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1.      THE COMPANY

     United Ventures Group, Inc. ("UVGI"), formerly known as Travelnet International, Corp., was organized in May 1996. In 1998, UVGI discontinued its operations as a tour organizer and changed its name to United Ventures Group, Inc.

     In October 1998, UVGI acquired all of the issued and outstanding shares of Shilaat Corp. ("Shilaat"), a New York shell corporation formed on August 1998, which acquired all of the shares of Jarnow Corporation ("Jarnow"), a company which was incorporated in 1993 and manufactures and distributes gold jewelry, in exchange for 3,750,000 shares of UVGI's common stock (the "Exchange"). The Exchange was completed pursuant to the Stock Exchange Agreement between UVGI, Shilaat and Odyssey Acquisition Corp, in which 1,500,000 shares were issued to Odyssey Acquisition Corp, which owned 40% of Shilaat and 2,250,000 shares were issued to the two other stockholders who owned the remaining 60% of Shilaat. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations.

     Hereinafter, UVGI, Shilaat, and Jarnow are collectively referred to as the "Company".

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     Actual results could differ from those estimates.

     INVENTORIES - Inventories consisting mainly of gold are stated at the lower of cost, determined by the first-in first-out method, or market.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RETURNS - Provisions for losses on accounts receivable are made in amounts required to maintain an adequate allowance for doubtful accounts. Accounts receivables are written off against such allowance when it is determined by the Company that collection will not be received.

     The Company provides an allowance for returns by customer. The allowance is on a specific identification basis by customer. Such allowance was $1,808,000 at December 31, 1998.

     PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over their estimated useful lives of 5 years. Depreciation expense for December 31, 1998 and 1997 is $ $447,648 and $448,047, respectively.

     GOODWILL - Goodwill is amortized on a straight-line basis over an estimated life of five years.

     INCOME TAXES - Jarnow, with the consent of its stockholders, had elected under the Internal Revenue Code and New York State Tax Statutes to be an S Corporation. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes were included in the financial statements pertaining to Jarnow. Local income taxes are calculated based on income as defined by New York City. Such S corporation status terminated upon the acquisition of Jarnow by Shilaat.

     IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1998, the Company believes that there has been no impairment of its long-lived assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash, receivables, and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

     NEW ACCOUNTING PRONOUNCEMENT - The Company will adopt Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 for the year ended December 31, 2000. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement is not expected to have a material impact on the Company's financial statements.

     EARNINGS PER SHARE - The Company has adopted the provisions of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings per share is based on the weighted average number of shares outstanding. Potential common shares included in the computation are not presented in the financial statements as their effect would be anti-dilutive.

     STOCK-BASED COMPENSATION - In October 1995, the Financial Accounting Standards Board issued Statement No.123, "Accounting for Stock-Based
     Compensation," which is effective for transactions entered into after December 31, 1995. Statement No.123 establishes a fair value method of accounting for stock-based compensation, through either recognition or disclosure. The Company adopted the employee stock-based compensation disclosure - only provisions of Statement No. 123 in fiscal 1998 by disclosing the pro forma net income amounts assuming the fair value method was adopted May 1, 1996. The adoption of Statement No. 123 did not impact the Company's results of operations, financial position or cash flows.

     PRINCIPLE OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated.

3.       ALLOWANCE FOR DOUBTFUL ACCOUNTS

     At December 31, 1998, the Company deemed $3,243,000 of its accounts receivable as uncollectible and fully reserved them as an allowance for doubtful accounts. If any collection is received subsequent to December 31, 1998, they will be recorded as income.

4.      PROPERTY AND EQUIPMENT

          Property and equipment at December 31, 1998 consist of the following:

        Factory machinery and equipment                              $2,040,648
        Furniture and fixtures                                           27,781
        Leasehold improvements                                           43,267
        Computer software                                               194,004
        Computer equipment                                              126,554
                                                              ------------------
                                                                      2,432,254
        Less : Accumulated depreciation                               1,839,626
                                                              ==================
                                                                       $592,628
                                                              ==================

     Substantially, all of the Company's property and equipment are collateral for its debt obligations.

5.       GOODWILL - NET

     Goodwill relates to the prior years' acquisition by Jarnow of stock and assets of other companies and consists of following at December 31, 1998.

         Customer lists, styles, and backlog                          $ 601,230
         Acquisition cost                                             1,026,031
                                                              ------------------
                                                                      1,627,261
          Less : Accumulated amortization                             1,510,211
                                                              ==================
                                                                      $ 117,050
                                                              ==================

        Amortization expense of goodwill amounted to $325,451 for the years ended December 31, 1998 and 1997.

6.     NOTE PAYABLE - BANK

     Through June 1998, the Company had a $10,000,000 line of credit and a $350,000 term loan with a bank which bore an interest rate of 1/2% above the bank's base rate, as defined, and expire on August 12, 2000.

     In June 1998, the Company entered into a financing agreement with a financial institution ("Finance Company") which provided initial funding of $6,500,000 based upon certain levels of accounts receivable, inventory and equipment, and secured by Company's assets. The proceeds of this loan were used to repay the Company's existing line of credit and term loan with bank. Additional advances were made to the Company based on additional sales and other requirements, as defined. In September 1999, the Company entered into an arrangement with the Finance Company to settle the obligation by executing the following; (i) the issuance of a $2,000,000 note payable to Finance Company with an annual interest rate of 10% due September 2000 and guaranteed by the principal shareholders of the Company;
     (ii) the payment of $500,000 (see below), and (iii) the transfer of the remaining balance open at September 30, 1999 of $3,477,460, to the principal shareholders of the Company who assumed the liability on behalf of the Company.

     Concurrent with the above financing, the Company entered into a factoring agreement with a financial institution which provided for payment of $500,000 to Finance Company. Additional funds are advanced directly to the Company based on subsequent sales and levels of accounts receivable, as defined, and collateralized by Company's assets.

7.     LOAN PAYABLE - RELATED PARTY

     In December 1997, the Company entered into a $500,000 loan with an entity that is wholly owned by two of its shareholders. The loan was contributed to the capital of the Company upon forgiveness of such loan by the lender to the shareholders in September 1998.

8.     UNPAID PAYROLL TAXES

     The Company has been delinquent on its payment of payroll taxes aggregating approximately $129,000 at the end of October 1999. The Company is currently pursuing a payment plan with Internal Revenue Service.

9.     DUE TO STOCKHOLDERS

     Due to stockholders in the aggregate amount of $677,852 represents advances from stockholders of the Company. Such advances are in the form of noninterest bearing loans and are payable on demand.

10.      COMMITMENTS AND CONTINGENCIES

     The Company leases space for its administrative offices, showrooms and its manufacturing facility under an operating lease expiring on December 31, 1999. The lease provides for the Company to pay a proportionate share of the building's real estate taxes and operating expense escalations, as defined.

     For the years ended December 31, 1998 and 1997, the Company incurred total rent expense amounting to $118,377 and $123,537 respectively.

11.    ECONOMIC DEPENDENCY AND CREDIT RISK

     For the years ended December 31, 1998 and 1997, 21% and 27% of the Company's net sales, respectively, were derived from one customer.


 12.  STOCKHOLDERS' EQUITY

      COMMON STOCK :

     In December 1998, the Company approved an amendment to its Article of Incorporation to raise the authorized shares of its common stock to 35,000,000 shares.

      PREFERRED STOCK :

     In December 1998, the Company approved an amendment to its Article of Incorporation to authorize 5,000,000 shares of Blank Preferred Stock.

     In March 1999, the Company issued 200,000 shares of Series A Preferred Stock at $.001 per shares to two of principal shareholders, which gave them 54% of the votes on any matter that requires a vote of shareholders.

      CONVERTIBLE DEBENTURES :

     In January 1999, the Company authorized the issuance of up to $10,000,000 of convertible debentures.

      STOCK OPTIONS PLAN:

     In December 1998, The Company approved the establishment of a stock option plan for the issuance of 600,000 shares of its common stock.

      CONVERTIBLE DEBENTURES:

     In April 1999, the Company entered into a Securities Purchase Agreement ("Agreement") for the sale of debentures for an aggregate purchase price of $1,300,000. Such debentures are due in 2002 and bear an interest rate of 8% per annum. The debentures are convertible into shares of the Company's common stocks based on the lower of $ 2.318 or 70% of the market price of the Company's common stock at the time of conversion. The net proceeds from this agreement were $997,000.

     Pursuant to the Agreement, the Company agreed to issue warrants to purchase up to 300,000 shares of the Company's common stock at $.70 per share and up to 1,114,285 shares at $3.325 per share.

     In September 1999, the Company issued warrants to the financial institution described in Note 6 to purchase 645,501 shares of the Company's common stock at $.01 per share. The warrants were issued in connection with the settlement of debt described in Note 6 and will expire in September 2004.

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                   September 30,
                                                                                       1999
                                                                                   ------------
                                                                                    (Unaudited)
CURRENT ASSETS:
        Cash ...................................................................   $      4,956
        Accounts receivable, net of allowance for accounts
          for $3,243,000 .......................................................      2,456,757
        Inventories ............................................................     11,545,508
        Prepaid expenses .......................................................         72,981
                                                                                   ------------
          TOTAL CURRENT ASSETS .................................................     14,080,202

PROPERTY AND EQUIPMENT, NET ....................................................        359,901

DEPOSITS .......................................................................         17,624
                                                                                   ------------
                                                                                   $ 14,457,727
                                                                                   ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
        Accounts payable and accrued expenses ..................................   $    899,042
        Line of credit .........................................................      2,500,000
        Convertible debentures, net of conversion benefit ......................        628,000
        Loans payable ..........................................................        660,000
        Due to stockholder .....................................................      3,626,056
                                                                                   ------------
          TOTAL CURRENT LIABILITIES ............................................      8,313,098

STOCKHOLDER'S EQUITY
        Common stock, $.001 par value - 35,000,000 shares
          authorized and 6,755,010 shares issued and outstanding ...............          6,755
        Preferred stock, $.001 par value - 5,000,000 shares authorized
          and 200,000 Series A shares issued and outstanding ...................            200
        Deferred compensation expense ..........................................     (1,886,871)
        Additional paid in capital .............................................      8,681,114
        Accumulated deficit ....................................................       (656,569)
                                                                                   ------------
          TOTAL STOCKHOLDER'S EQUITY ...........................................      6,144,629
                                                                                   ------------
                                                                                   $ 14,457,727
                                                                                   ============

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                  Nine Months Ended
                                             September 30,  September 30,
                                                  1999          1998
                                              -----------    -----------
Net sales .................................   $ 3,650,994    $ 7,122,191
Cost of goods sold ........................     2,213,146      4,629,424
                                              -----------    -----------
    Gross profit ..........................     1,437,848      2,492,767
Selling, general and administrative .......     1,238,401      1,836,441
Bad debts .................................          --        2,634,372
                                              -----------    -----------
    Income (loss) from operations .........       199,447     (1,978,046)
Interest expense ..........................       683,116        760,985
                                              -----------    -----------
    Loss before extraordinary item ........      (483,669)    (2,739,031)
Early extinguishment of debt ..............       523,116        (58,613)
                                              ===========    ===========
Net income (loss) .........................   $    39,447    $(2,797,644)
                                              ===========    ===========
Basic and diluted earnings (loss) per share   $      0.02    $     (1.80)
                                              ===========    ===========
Weighted average common shares outstanding      2,608,821      1,555,488
                                              ===========    ===========

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)


                                    Common Stock Preferred Stock, Series A
                                  ($.001par value)    ($.001par value)               Additional
                              --------------------- -----------------  Deferred     Paid-In  Subscription  Accumulated Stockholders'
                                 Shares    Amount    Shares    Amount Compensation   Capital   Receivable     deficit     Equity
                              ----------- --------- --------- ------- -----------  ----------- -----------  ----------- -----------
Balance, December 31, 1998 ...  4,400,010 $   4,400        -- $    -- $        --  $ 6,014,598 $  (250,000) $  (696,016) $ 5,072,982

Sale of common stock .........  2,355,000     2,355        --      --  (1,886,871)   2,234,516         --           --       350,000

Sale of preferred stock ......         --        --   200,000     200          --           --         --           --           200

Payment of subscription
receivable ...................         --        --        --      --          --           --    250,000           --       250,000

Beneficial conversion features
of convertible debentures ....         --        --        --      --          --      432,000        --            --       432,000

Net loss .....................         --        --        --      --          --           --        --         39,447       39,447
                              ----------- --------- --------- ------- -----------  ----------- -----------  -----------  -----------
Balance, September 30, 1999 ..  6,755,010 $   6,755   200,000 $   200 $(1,886,871) $ 8,681,114 $      --    $  (656,569) $ 6,144,629
                              =========== ========= ========= ======= ===========  =========== ===========  ===========  ===========

                           UNITED VENTURES GROUP, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                               Nine Months Ended
                                                                       September 30,   September 30,
                                                                            1999           1998
                                                                        -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES :
    Net income (loss) ...............................................   $    39,447    $(2,797,644)
                                                                        -----------    -----------
    Adjustment to reconcile net income to net cash
    provided by (used in) operating activities:
        Depreciation ................................................       232,727        258,324
        Amortization ................................................       117,050        195,959
        Interest expense on conversion benefit ......................        60,000           --
        Extinguishment of debt ......................................      (523,116)        58,613
        Write-off of deferred financing and offering costs ..........          --           90,000
    Change in assets and liabilities;
        (Increase) decrease in accounts receivable ..................      (325,108)     2,429,704
        (Increase) decrease  in inventories .........................      (254,559)       723,061
        (Increase) decrease in prepaid expenses .....................       (70,368)        21,737
        Increase in accounts payable and accrued expenses ...........        47,754         83,403
                                                                        -----------    -----------
           Total adjustments ........................................      (715,620)     3,860,801
                                                                        -----------    -----------
Net cash (used in) provided by operating activities .................      (676,173)     1,063,157
                                                                        -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES :
        Acquisition of property and equipment .......................          --          (90,229)
                                                                        -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Repayment of notes payable - line of credit .................    (1,446,034)      (508,898)
        Proceeds from sale of common stock ..........................       350,000           --
        Proceeds from sale of preferred stock .......................           200           --
        Proceeds from debentures ....................................     1,000,000           --
        Loan proceeds ...............................................       660,000           --
        Repayment of notes payable - term loan ......................          --         (320,831)
        Payment of subscription receivable ..........................       250,000           --
        Borrowing from stockholders .................................          --          383,731
                                                                        -----------    -----------
Net cash (used in) provided by financing activities .................       814,166       (445,998)
                                                                        -----------    -----------
Net increase in cash ................................................       137,993        526,930

Cash - beginning of period ..........................................      (133,037)         6,670
                                                                        -----------    -----------
Cash - end of period ................................................   $     4,956    $   533,600
                                                                        ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION :
        Interest paid ...............................................   $   523,116    $   760,985
                                                                        ===========    ===========
NON-CASH FINANCING AND INVESTING ACTIVITIES:
        Forgiveness of notes payable by related party ...............   $      --      $   500,000
                                                                        ===========    ===========
        Assumption of note payable by stockholders ..................   $ 3,500,000    $      --
                                                                        ===========    ===========
        Beneficial conversion features recorded as additional paid-in
           capital ..................................................   $   432,000    $      --
                                                                        ===========    ===========
